Exhibit (a)(4) under Form N-!A
Exhibit 3(i) under Item 601/Reg.S-k

(Amd. #10)
FEDERATED INTERNATIONAL SERIES, INC.

ARTICLES OF AMENDMENT

Federated International Series, Inc., a Maryland corporation having its principal office in the City of Baltimore, Maryland (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

FIRST:                      The charter of the Corporation is hereby amended by striking out paragraph (a) of Article FOURTH of the Articles of Amendment and Restatement of the Corporation filed on April 4, 2008 and inserting in lieu thereof the following:

“FOURTH:  The Corporation is authorized to issue five billion (5,000,000,000) shares of common stock, par value $.0001 per share.  The aggregate par value of all shares which the Corporation is authorized to issue is Five Hundred Thousand Dollars ($500,000).  Subject to the following paragraph, the authorized shares are classified as follows:

Class	Number of Shares
Federated International Bond Fund Class A shares	500,000,000
Federated International Bond Fund Class B shares	500,000,000
Federated International Bond Fund Class C shares	500,000,000

The remaining three billion five hundred million (3,500,000,000) shares shall remain unclassified until action is taken by the Board of Directors pursuant to the following paragraph.”

SECOND:                      The amendment to the charter of the Corporation has been approved by the directors and shareholders of the Corporation on November 2, 2009.

IN WITNESS WHEREOF, Federated International Series, Inc. caused these presents to be signed in its name and on its behalf by its President attested by its Secretary, on the 5th day of March, 2010.  The undersigned President hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles of Amendment to be the corporate act of said Corporation and further certifies that, to the best of his/her knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereon are true in all material respects, under the penalties of perjury.

ATTEST:	FEDERATED INTERNATIONAL SERIES, INC.

/s/ John W. McGonigle	By: /s/ J. Christopher Donahue
Name: John W. McGonigle	Name: J. Christopher Donahue
Title: Secretary	Title: President